UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 27, 2005

nSTOR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12895	95-2094565
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6190 Corte Del Cedro, Carlsbad California	92009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (760) 683-2500

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

Merger Agreement with Xyratex Ltd

On July 27, 2005, nStor Technologies, Inc. (the “Company”) entered into a definitive merger agreement (the “Merger Agreement”) with Xyratex Ltd (“Xyratex”) and Normandy Acquisition Corporation, an indirect wholly-owned subsidiary of Xyratex (“Normandy”).

Pursuant to the Merger Agreement, Normandy has agreed to commence a cash tender offer to acquire all of the outstanding shares of the Company’s common stock at a price of $0.105 per share, net to the seller in cash. Consummation of the tender offer is subject to the Company’s stockholders tender and non-withdrawal prior to the expiration of the offer of at least 88.1% of the Company’s outstanding shares of common stock and other customary conditions. If at least 88.1% (but less than 90%) of the Company’s shares of common stock are tendered by the stockholders, and not withdrawn prior to the expiration of the offer, Normandy has agreed to purchase from the Company that number of additional shares of the Company’s common stock which would allow Normandy to own 90% of the Company’s outstanding shares of common stock following such purchase at a price per share equal to $0.105. Following the offer, the Merger Agreement contemplates that Normandy will be merged with and into the Company, with the Company surviving the merger. In connection therewith, shares of the Company’s common stock not tendered in the offer would be converted into a right to receive $0.105 per share in cash.

The Company’s Board of Directors approved the terms of the tender offer and merger and will recommend that the stockholders of the Company accept the offer. No assurance can be given that the conditions to closing the transactions contemplated by the Merger Agreement will be satisfied, or that the transactions ultimately will be consummated. The Company intends to file a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission relating to the transaction as promptly as reasonably practicable upon the commencement of the tender offer by Xyratex and Normandy.

The Board of Directors has received an opinion from its financial advisor, Capitalink, L.C., to the effect that the consideration proposed to be paid to the stockholders in the transaction is fair, from a financial point of view, to such stockholders.

Pursuant to the Merger Agreement, the Company may not encourage, initiate, solicit, facilitate, or participate in any discussions regarding, any Acquisition Proposal (as defined in the Merger Agreement) to acquire its stock or assets, except in order for the Board of Directors to comply with its fiduciary duties as more fully discussed in the Merger Agreement. If the Company’s Board of Directors exercises its right to terminate the Merger Agreement to enter into an alternative transaction, and in certain other circumstances set out in the Merger Agreement, the Company would be required to pay a fee of $848,000 to Xyratex.

The above description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement contains customary representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Other Arrangements

Tender and Stockholder Support Agreements. In connection with the Merger Agreement, each of Xyratex and Normandy has entered into a separate Tender and Stockholder Support Agreement with certain significant stockholders, including H. Irwin Levy, the Chairman of the Company’s Board of Directors, pursuant to which, subject to certain customary conditions, those significant stockholders have agreed to tender and sell an aggregate of 61,912,000 of the Company’s shares (representing approximately 37.5% of the Company’s total outstanding shares) pursuant to and in accordance with the terms of the tender offer. In addition, these significant stockholders have agreed to vote such shares at any meeting of the stockholders of the Company in favor of the merger and the Merger Agreement and the transactions contemplated thereby and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the merger or the Merger Agreement. Additionally, Xyratex has entered into non-competition agreements with such significant stockholders pursuant to which each stockholder has agreed that, subject to certain customary conditions, for three years from July 27, 2005, the stockholder will not engage in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by Xyratex.

Convertible Preferred Stock Purchase Agreement. Xyratex and Normandy, subject to certain conditions, have entered into a Convertible Preferred Stock Purchase Agreement with Mr. Levy pursuant to which Mr. Levy has agreed to sell, and Normandy has agreed to purchase, 9,100 shares of the Company’s Series M Preferred Stock owned by Mr. Levy. The Series M Preferred Stock was issued to Mr. Levy in January 2005 in exchange for the satisfaction of $9,100,000 of debt owed to Mr. Levy by the Company. The Series M Preferred Stock is convertible into the Company’s common stock at any time on or after January 13, 2006 at a stated conversion price of $0.25 per share. The purchase and sale will occur as promptly as practicable following the acquisition by Normandy of greater than 90% of the Company’s outstanding common stock. The purchase price will be $3,822,000 plus accrued and unpaid dividends through the closing date of the merger. Rather than selling his Series M Preferred Stock to Normandy for the stated value of $9,100,000 (which would have reduced the amount being provided to other common stockholders), Mr. Levy agreed to accept the amount that he would have received on an as-converted basis.

Promissory Note and License. Contemporaneously with the execution of the Merger Agreement, nStor Corporation, Inc., a wholly-owned subsidiary of the Company (“nStor Corporation”) executed a promissory note (the “Promissory Note”) in favor of Xyratex Technology Limited (“Xyratex Technology”) pursuant to which Xyratex Technology agreed to loan nStor Corporation up to $4,500,000. The Promissory Note bears interest at the rate of 6% per annum and is due and payable on March 31, 2006. Of the total principal amount of the Promissory Note, $1,500,000 was initially advanced by Xyratex Technology to nStor Corporation on the date the Promissory Note was executed, and, provided that the License (as defined below) has not been terminated, $1,000,000 will be advanced to nStor Corporation on the 27th day of each of August, September and October 2005. In the event that the Merger Agreement is terminated and nStor Corporation defaults in the payment of the Promissory Note, Xyratex Technology will, at its option, receive a perpetual, non-exclusive, world-wide license to the Company’s software, source code, proprietary materials and intellectual property rights related to its data storage solutions, including application driven storage platforms, redundant array of independent disk controllers and storage management software (the “License”). In the event that Xyratex Technology exercises its option with respect to the License, Xyratex Technology will forgive the Promissory Note and pay nStor Corporation a license fee ranging from $3.8 million to $6.5 million, depending upon the circumstances under which the Merger Agreement was terminated. These descriptions of the Promissory Note and License Agreement are qualified in their entirety by reference to the Promissory Note and License Agreement attached hereto as Exhibit 2.2 and Exhibit 2.3, respectively, and incorporated herein by reference.

Indemnification and Litigation Support Agreement. Mr. Levy has entered into an Indemnification and Litigation Support Agreement (the “Indemnification Agreement”) with the Company and nStor Corporation in which he has agreed to indemnify the Company and nStor Corporation for any losses, including attorneys’ fees, in excess of $100,000 which the Company may suffer, after May 31, 2005, in connection with certain pending litigation between the Company and W. David Sykes. In the event that the Company receives any amounts in excess of $500,000, including attorneys’ fees, from Mr. Sykes in connection with the Sykes litigation, the Company will be entitled to retain twenty percent (20%) of any such recovery and Mr. Levy will be entitled to receive eighty percent (80%) of any such recovery. In the event that the Company recovers less than $500,000 from Mr. Sykes, the Company will retain the first $100,000 and Mr. Levy will be entitled to receive that portion of such recovery in excess of $100,000. This description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement attached hereto as Exhibit 2.4 and incorporated herein by reference.

Change of Control Agreements. On or about March 7, 2005, the Company offered change of control agreements to each of Todd Gresham (the Company’s Chief Executive Officer and President and a director of the Company), Lisa Hart (the Company’s Executive Vice President — Marketing and Alliances) and Guy Carbonneau (the Company’s Vice President— Technical Advisor). On July 27, 2005, each of these individuals accepted the offer and executed change of control agreements with the Company. None of these individuals owns any shares of the Company’s common stock. Pursuant to the change of control agreements, in the event of a change of control of the Company (as defined in the change of control agreements), each of Mr. Gresham, Ms. Hart and Mr. Carbonneau will be entitled to receive from the Company a bonus equal to 2.0%, 0.3% and 0.3%, respectively, of the value of the transaction received by the Company’s common stockholders or, in the event that the transaction is structured as a sale of assets, received by the Company. However, if the change of control results in the termination of such executive’s employment, or a significant diminution in his or her position or compensation, by the Company, its successor or acquirer, without cause, within three months following the change of control, each of Mr. Gresham, Ms. Hart and Mr. Carbonneau will instead be entitled to receive from the Company a bonus equal to 4.0%, 0.6% and 0.6% respectively, of the value of the transaction.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

2.1.	Agreement and Plan of Merger dated as of July 27, 2005 among nStor Technologies, Inc., Xyratex Ltd and Normandy Acquisition Corporation.

2.2.	Promissory Note dated as of July 27, 2005 executed by nStor Corporation, Inc. in favor of Xyratex Technology Limited.

2.3.	License Agreement dated as of July 27, 2005 between nStor Corporation, Inc. and Xyratex Technology Limited.

2.4.	Indemnification and Support Agreement dated as of July 27, 2005 between nStor Technologies, Inc, nStor Corporation, Inc. and H. Irwin Levy.

2.5.	Form of Change of Control Agreements between the Company and each of Todd Gresham, Lisa Hart and Guy Carbonneau.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

nSTOR TECHNOLOGIES, INC. (Registrant)

Date: August 2, 2005	By:	/s/ Jack Jaiven
Jack Jaiven Interim Chief Financial Officer, Vice President and Treasurer